Exhibit 15
Telvent completes acquisition of DTN
•	Closes previously announced agreement to acquire U.S. business information services provider DTN

•	Expands presence in the North American information services market
October 28, 2008. — Telvent (NASDAQ:TLVT), the IT company for a sustainable and secure world, today announced that it has successfully completed the acquisition of U.S. business information services provider DTN Holding Company, Inc. (DTN). The acquisition of DTN for $445 million (U.S.), previously announced September 15, 2008 was completed after securing all necessary shareholder, regulatory and financing approvals.
Through this acquisition, Telvent significantly expands its presence in the North American information services market. With more than 700,000 North American subscribers and expected 2008 revenues of $180 million (U.S.), DTN is a leader in delivering real time business information to key decision makers in agricultural, energy and environmental industries. With approximately 700 employees, DTN raises the Telvent headcount to more than 6,000 worldwide, nearly 2,000 of which are based in North America.
The acquisition of DTN represents another important step in Telvent’s strategy for building a sustainable and secure world. DTN’s energy and environmental businesses are highly synergistic with existing Telvent business initiatives, while DTN’s agricultural business adds an important new vertical, perfectly aligned with Telvent’s vision for building a sustainable future. The acquisition also brings to Telvent an important new business model based on recurring subscription revenue and hosted application information services.
“We are extremely pleased to have successfully completed the acquisition of DTN,” stated Manuel Sanchez, Telvent’s Chairman and Chief Executive Officer. “We see strong synergies between the two companies that will enable us to deliver new high value-added services to our customers worldwide. These value-added services and solutions are expected to result in new growth, more recurrent revenues and improved operating margins for Telvent.”
Continua

About Telvent
Telvent (NASDAQ: TLVT) is a unique global company listed on the NASDAQ Stock Exchange and a component of the CleanTech IndexTM — the first, and only, stock market index of leading clean technology (“cleantech”) companies.
Telvent, the IT company for a sustainable and secure world, specializes in high-value-added products, services and integrated solutions in the Energy, Transportation, Environmental and Public Administration industry segments, as well as Global Services. Its innovative technology and proven experience help ensure secure and efficient management of the operating and business processes of the world’s leading companies. (www.telvent.com)
Statement of Purpose
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Telvent’s Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008, and updated, if applicable, on Telvent’s Quarterly Reports on Form 6-K for the quarters ended March 31, 2008, and June 30, 2008, filed with the Securities and Exchange Commission on May 22, 2008 and September 26, 2008, respectively.
Investor Relations Contact

Bárbara Zubiría
Tel. +34 902 335599
Email: barbara.zubiria@telvent.com
Lucia Domville
Tel. +1 646 284 9416
Email: ldomville@hfgcg.com
Communications Department Contact
Patricia Malo de Molina
Tel. +34 954 93 71 11
Email: comunicacion@abengoa.com
TELVENT